Exhibit 10.35

Max Engineering LLC                                              June 20, 2007
9000 SW Freeway, Suite 410
Houston, TX 77074

Re: Acquisition

This non-binding letter of intent (the “LOI”) sets forth the agreement and understanding as to the terms of the acquisition of Max Engineering LLC, a Texas corporation, together with any owned operations (“MAX”), by WPCS International Incorporated, a Delaware corporation (“WPCS”):

General Conditions:

WPCS will acquire 100% of the issued and outstanding capital stock of MAX. In consideration for such sale, WPCS will deliver, at the closing of this transaction (the “Closing Date”), $800,000 to the shareholders of MAX (the “Purchase Price”) as such amount may be adjusted as set forth herein, of which $600,000 will be in U.S. dollars (“Cash”) and $200,000 in WPCS common stock (the “Closing Payment”). In addition, WPCS will deliver $350,000 in Cash and/or WPCS common stock, at the discretion of WPCS, to the shareholders of MAX in the event MAX achieves an EBIT of $275,000 for the first twelve month period after the Closing Date and WPCS will deliver $375,000 in Cash and/or WPCS common stock, at the discretion of WPCS, to the shareholders of MAX in the event MAX achieves an EBIT of $375,000 for the second successive twelve month period after the Closing Date (the “Additional Purchase Price”). The Additional Purchase Price will be capped and prorated against achievement on a one to one basis and each year will stand alone. WPCS will review and validate the results and will pay the Additional Purchase Price amount within ninety days after each twelve month ending period. Anytime WPCS common stock is used for payment for this transaction, the stock will have demand registration rights and be valued at the NASDAQ closing price for WPCS on the day prior to issuance.

Notwithstanding the foregoing, the Purchase Price shall be adjusted by an amount equal to the variation of a $288,000 net tangible asset value for MAX as of the Closing Date. Net Tangible Asset Value (NTAV) is defined as total assets minus total liabilities minus intangible assets. Any shortfall below $288,000 in NTAV shall proportionately reduce the Closing Payment. Any excess above $288,000 in NTAV shall be paid to the MAX shareholders in Cash.

An amount equal to $120,000 in Cash shall be held in escrow pending determination of the net tangible asset value for MAX as of the Closing Date, which shall be calculated by WPCS within 90 days of the Closing Date and distributed with adjustments, if any, within five days after the date of such determination.

Additional Conditions:

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WPCS will offer Hak-Fong Ma a two-year employment agreement, with mutually agreeable terms, as president of MAX with a salary of $60,000 per annum. Also, WPCS will offer a two-year employment agreement, with mutually agreeable terms, to Robert Winterhalter as senior vice president with a salary of $60,000 per annum.

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•	The MAX Board of Directors will consist of two MAX designees and three WPCS designees.

•	Just after the Closing Date, MAX will develop a mutually acceptable income projection for the WPCS fiscal period ending April 30, 2008.

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The MAX shareholders will be responsible for their own legal costs and fees for this transaction. WPCS will bear the expense of its accounting/legal due diligence and accounting audit conversions. WPCS will also prepare all the Definitive Agreements for this transaction.

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WPCS will continue to support all MAX employee benefit programs and will convert the employees to the corporate wide WPCS 401(k) plan. In addition, WPCS will make a grant allocation for stock options to be distributed to MAX employees by Hak-Fong Ma.

•	WPCS will need satisfactory confirmation of the MAX key client relationships and the tangibility of assets.

•	Any MAX financial obligations that are non-business related will be transferred to the entity of benefit.

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Prior to the Closing Date, MAX will not enter into any material obligations or new compensatory arrangements without the consent of WPCS. Material obligations do not include expenses incurred in the normal course of operations.

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The acquisition agreement and related documents (collectively, the “Definitive Agreements”) will contain representations, warranties, covenants, including non-competition and confidentiality covenants, conditions to close and indemnities usual to a transaction of this nature, including representations and warranties made by the MAX shareholders.

•	MAX shall delivery the financial statements required by WPCS for SEC filing purposes.

•	MAX and WPCS must execute a confidentiality/standstill agreement.

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All parties will use their best efforts to complete the transaction outlined above as soon as possible. It is expected that an acquisition agreement will be executed and the transaction will close on or before August 1, 2007 but no later than August 31, 2007.

•	MAX agrees to conduct its business in accordance with the ordinary, usual and normal course of business heretofore conducted by MAX.

•	The conclusion of this transaction is subject to approval and executed resolution of the board of directors for MAX and WPCS respectively.

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This Letter of Intent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Letter of Intent constitutes the entire agreement of the parties covering everything agreed upon or understood in this transaction and will only be superseded by the Definitive Agreements.

If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this letter along with the duly executed confidentiality/standstill agreement.

WPCS International Incorporated	Max Engineering LLC
/s/ Andrew Hidalgo	/s/ Hak-Fong Ma
Andrew Hidalgo / CEO	Hak-Fong Ma / President
6/25/07 Date	6/22/07 Date

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